Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Nick Tomashot Chief Financial Officer (614) 748-1150 nick.tomashot@pinnacle.com

PDSi Reports First Quarter 2011 Results

COLUMBUS, Ohio – May 3, 2011 – Pinnacle Data Systems, Inc. (“PDSi”) (NYSE Amex: PNS) today reported its financial results for the three months ended March 31, 2011.

John D. Bair, Chairman of the Board, President and Chief Executive Officer, stated, “Our first quarter results show a solid start for 2011. We are actively working growth opportunities in all three of our targeted markets and, coming out of our record-profit turnaround year in 2010, continue to build the financial resources necessary to capitalize on them. We continue to generate cash and have completely paid down our working capital line, freeing up capacity to fund future growth.”

Total sales were $6.4 million for the 2011 first quarter, up slightly versus the fourth quarter of 2010. Timothy J. Harper, Chief Operating Officer, added, “Historically, PDSi has seen a drop in revenue between the fourth and first quarter, with Q1 revenue declines averaging 18% in four of the previous five years. We have broken out of this seasonal pattern the last two years, demonstrating our more diversified and stable revenue base. We also continue to see the improved margin levels that were key to our return to profitability, showing an improvement in gross profit as a percentage of revenue from 24% in the 2010 first quarter to 33% in 2011. In fact, we managed to maintain gross profit on a dollar basis at $2.1 million, despite a year-on-year decline in overall revenue.”

The $0.6 million profit, or $0.07 per diluted share, for the first quarter included a $0.3 million net tax benefit for research and development (“R&D”) tax credits for tax years 2001 through 2010 based on completion of a study initiated in late 2010 of the Company’s qualifying R&D activities. The Company’s fourth quarter 2010 results included a $0.5 million net tax benefit associated with R&D credits based on estimates developed at that time. The $0.8 million cumulative benefit impacting these last two quarters reflects the full credit, net of a reserve for uncertain tax positions.

Cash generated from operations was $0.3 million, the ninth sequential quarter with positive operating cash flow. Borrowings on the Company’s line of credit were reduced to zero from $0.3 million at the end of 2010, and cash on hand at the end of Q1 was $0.5 million.

Financial Results

Net Income

Net income for the first quarter of 2011 was $0.6 million, or $0.07 per diluted share. This compares to $0.3 million, or $0.04 per diluted share, for the same quarter last year. The first quarter of 2011 was impacted by a nonrecurring $0.3 million R&D tax credit net benefit as previously mentioned.

Sales

Total sales declined 27% to $6.4 million for the 2011 first quarter from $8.8 million for the same quarter a year ago. First quarter Product sales declined 54% to $2.7 million in 2011 from $5.9 million in 2010. This decline primarily was attributable to significantly lower sales to telecom OEMs that had very strong activity in the first half of 2010, along with declines at larger imaging and diversified computing OEM customers that had occurred over the course of 2010. Service sales increased $0.8 million, or 28%, to $3.7 million for the 2011 first quarter, with the growth attributable to the ramp of business in the U.S. and EMEA for both new customers and new programs within existing customers.

Gross Profit

Gross profit was flat at $2.1 million for the 2011 first quarter compared to same quarter last year. Gross margin as a percentage of revenue improved compared to last year from 24% to 33%. The gross margin improvement on lower year-on-year total sales largely was attributable to the change in mix driven by the growth of higher margin Service segment revenue. Within the Service segment, margins as a percentage of revenue improved from 37% to 41%, driven by a shift toward higher margin programs and improved operating leverage on increased sales. Product gross margin improved compared to the prior year quarter from 18% to 21%, driven by a shift in mix toward higher margin Product business.

Operating Expenses

Operating expenses were up slightly to $1.8 million for the 2011 first quarter from $1.7 million a year ago; reflecting investments in personnel necessary to support and grow the business.

Interest Expense

Interest expense for the 2011 first quarter was reduced to $1,000 from $23,000 for the same quarter last year due to much lower average debt outstanding. Debt outstanding was reduced to zero at the end of the first quarter compared to $1.2 million at the end of the prior year first quarter.

Recent PDSi Highlights

•

On March 24, 2011, PDSi’s line of credit with Wells Fargo Bank moved from an asset based line of credit to a revolving credit facility with more favorable costs and terms, reflecting improvements in the Company’s financial position realized over 2010.

•

On April 13, 2011, PDSi was honored from a group of medium-sized finalists at the 2011 Columbus Business First Corporate Caring Awards. This award was in recognition of the positive impact PDSi and its employees have had on the community, in particular the Company’s emphasis on the area of education.

•	PDSi’s Annual Meeting of Shareholders will be held on Monday, May 9, 2011, at 9:00 a.m. EDT at the Company’s headquarters at 6600 Port Road, Groveport, Ohio 43125.

Conference Call

PDSi will host a conference call on Wednesday, May 4, 2011, at 11:00 a.m. EDT. John D. Bair, President, Chief Executive Officer, and Chief Technology and Innovation Officer; Timothy J. Harper, Chief Operating Officer; and Nicholas J. Tomashot, Chief Financial Officer, will discuss the 2011 first quarter results.

The telephone number to participate in the conference call is (877) 485-3107. A slide presentation will be referenced during the call, which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Investor Relations” and then “Conference Calls.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of Electronics Repair and Reverse Logistics Services, ODM/OEM Integrated Computing Services, and Embedded Computing Products and Design Services for the Diversified Computing, Telecom, Imaging, Defense/Aerospace, Medical, Semiconductor and Industrial Automation markets. PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and/or specialized production capabilities. With facilities in the U.S., Europe and Asia, we ensure seamless support for solutions all around the world.

More than just an ODM, integrator or reverse logistics provider, PDSi’s engineering, technical and operational capabilities span the entire product lifecycle allowing us to better understand and develop custom solutions for each of our customer’s unique requirements. Our product capabilities range from board-level designs to globally certified, fully integrated systems, specializing in long-life computer products and unique, customer-centric solutions. Our capability to perform higher-level repair services in-region allows us to customize solutions for our customers so that they can deliver world-class service levels to their customers with reduced logistics, component replacement and inventory costs.

“PDSi puts computer technologies to work for our customers.”

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement

Portions of this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the year ending December 31, 2011. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

•

changes in general economic conditions, including prolonged or substantial economic downturn, and any related financial difficulties experienced by original equipment manufacturers, end users, customers, suppliers or others with whom the Company does business;

•	changes in customer order patterns;

•	changes in our business or our relationship with major technology partners or significant customers;

•	failure to maintain adequate levels of inventory;

•	production components and service parts cease to be readily available in the marketplace;

•	lack of adequate financing to meet working capital needs or to take advantage of business and future growth opportunities that may arise;

•	inability of cost reduction initiatives to lead to a realization of savings in labor, facilities or other operational costs;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	lack of success in technological advancements;

•	inability to retain certifications, authorizations or licenses to provide certain products and/or services;

•	risks associated with new business practices, processes and information systems;

•	impact of judicial rulings or government regulations, including related compliance costs;

•	disruption in the business of suppliers, customers or service providers due to adverse weather, casualty events, technological difficulty, acts of war or terror, or other causes;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; and

•	other factors from time to time described in the Company’s filings with the United States Securities and Exchange Commission (“SEC”).

The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$503	$465
Accounts receivable, net of allowance for doubtful accounts of $107 and $106, respectively	5,172	4,469
Inventory, net	2,820	3,226
Deferred income taxes	781	762
Prepaid expenses and other current assets	420	492

Total current assets	9,696	9,414

PROPERTY AND EQUIPMENT
Property and equipment, cost	6,170	6,056
Less accumulated depreciation and amortization	(5,455)	(5,371)

Total property and equipment, net	715	685

OTHER ASSETS
Goodwill	812	767
Deferred income taxes	1,283	929
Other assets	196	193

Total other assets	2,291	1,889

TOTAL ASSETS	$12,702	$11,988

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$—	$273
Accounts payable	1,799	1,404
Accrued wages, payroll taxes and employee benefits	496	581
Unearned revenue	181	30
Other current liabilities	557	743

Total current liabilities	3,033	3,031

LONG-TERM LIABILITIES
Accrued other	374	296

TOTAL LIABILITIES	3,407	3,327

STOCKHOLDERS’ EQUITY
Common stock	5,790	5,790
Additional paid-in capital	1,981	1,962
Accumulated other comprehensive income (loss)	(30)	(90)
Retained earnings	1,554	999

Total stockholders’ equity	9,295	8,661

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,702	$11,988

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share)

	For the Three Months Ended March 31,
	2011	2010
	(Unaudited)

Sales	$6,405	$8,812
Cost of sales	4,322	6,663

Gross profit	2,083	2,149
Operating expenses	1,824	1,728

Income from operations	259	421
Other expense
Interest expense	1	23

Income before income taxes	258	398
Income tax expense (benefit)	(297)	89

Net income	$555	$309

Weighted average common shares outstanding:
Basic	7,864	7,825
Diluted	8,180	7,825

Earnings per common share:
Basic	$0.07	$0.04
Diluted	0.07	0.04

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$555	$309

Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	1	10
Inventory reserves	51	105
Depreciation and amortization	85	102
Provision (benefit) for deferred income taxes	(373)	—
Share-based payment expense	19	14
(Increase) decrease in assets:
Accounts receivable	(673)	(1,150)
Inventory	366	10
Prepaid expenses and other assets	23	256
Increase (decrease) in liabilities:
Accounts payable	328	533
Unearned revenue	151	296
Other current liabilities	(218)	44

Total adjustments	(240)	220

Net cash provided by operating activities	315	529

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(84)	(55)

Net cash used in investing activities	(84)	(55)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(273)	(1,263)
Net change in outstanding checks	45	498
Other	20	17

Net cash used in financing activities	(208)	(748)

EFFECT OF EXCHANGE RATE ON CASH	15	(4)

INCREASE (DECREASE) IN CASH	38	(278)
Cash at beginning of period	465	323

Cash at end of period	$503	$45

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